Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 3, 2021

to

INDENTURE

Dated as of June 3, 2021

by and among

WABTEC TRANSPORTATION NETHERLANDS B.V.,
as Issuer

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION,
as Guarantor

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

€500,000,000 1.250% Senior Notes due 2027

i

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of June 3, 2021, by and among WABTEC TRANSPORTATION NETHERLANDS B.V., a private limited liability company (besloten vennootschap) organized under the laws of the Netherlands (the “Company”), WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Guarantor”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantor, and the Trustee entered into that certain Indenture dated as of June 3, 2021, by and among the Company, the Guarantor and the Trustee (the “Original Indenture”), which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

WHEREAS, the Company has determined to issue a series of Securities as provided herein;

WHEREAS, Section 2.2 of the Original Indenture provides that certain terms and conditions for each series of Securities issued by the Company and guaranteed by the Guarantor thereunder may be set forth in an indenture supplemental to the Original Indenture;

WHEREAS, Section 9.1(e) of the Original Indenture provides for the Company, the Guarantor and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 2.2 of the Original Indenture; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.          Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)          Capitalized terms used but not defined herein shall have the respective meanings given them in the Original Indenture;

(b)          All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c)          The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Indenture, the definition set forth herein shall control:

“Acceleration Event” has the meaning specified in Section 2.14(b)(ii)(2).

“Additional Amounts has the meaning specified in Section 3.02.

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded annually.  In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(a)          in the case of a corporation, capital stock;

(b)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c)          in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(d)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any one of the following after the Issue Date: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Guarantor or one of its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Guarantor’s outstanding Voting Stock, measured by voting power rather than number of shares; (3) the Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the Guarantor’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Guarantor’s shares of Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors of the Guarantor cease to be Continuing Directors; or (5) the adoption of a plan relating to the Guarantor’s liquidation or dissolution.

“Change of Control Offer” has the meaning specified in Section 2.07.

“Change of Control Payment Date” has the meaning specified in Section 2.07.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).  Unless at least two of the three Rating Agencies are providing a rating for the Notes, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.  Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Common Safekeeper” means, Euroclear, Clearstream or another person designated as a Common Safekeeper by the ICSDs with respect to a Series of Securities.

“Company” has the meaning specified in the preamble.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.

 “Consolidated Net Tangible Assets” means, on the date of any determination, all assets minus:

(a)          all applicable depreciation, amortization and other valuation reserves;

(b)          all current liabilities, and

(c)          all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of the Guarantor prepared in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Guarantor who:

(a)          was a member of the Board of Directors of the Guarantor on the Issue Date; or

(b)          was nominated for election or elected to the Board of Directors of the Guarantor with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Guarantor at the time of such nomination or election.

“Debt” means (without duplication), with respect to any Person, (1) all obligations of such Person, to the extent such obligations would appear as a liability on the consolidated balance sheet of such Person, in accordance with GAAP, (a) for money borrowed, (b) evidenced by bonds, debentures, notes or other similar instruments, (c) in respect of letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, or (d) that constitute capital lease obligations of such Person, and (2) all guarantees by such Person of debt of another Person.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Inc., and its successors.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Guarantor” means Westinghouse Air Brake Technologies Corporation and its successors and assigns in accordance with this Indenture.

“ICSDs” means Euroclear and Clearstream, as International Central Securities Depositaries.

“incur” means, directly or indirectly, to issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Indenture” means the Original Indenture, as supplemented by this Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Guarantor appoints as the Independent Investment Banker from time to time or, if such Reference Bond Dealers are unwilling or unable to serve as the Independent Investment Banker, any independent investment banking institution of international standing selected by the Guarantor.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Guarantor in accordance with the definition of “Rating Agency.”

“Issue Date” means, with respect to the Notes to be initially authenticated and delivered pursuant to Section 2.02, June 3, 2021.

“lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention having substantially the same economic effect as any of these.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Guarantor or a Restricted Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such Sale and Leaseback Transaction, and less the amount (estimated reasonably and in good faith by the Guarantor) of income, franchise, sales and other applicable taxes required to be paid by the Guarantor or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction in the taxable year that such Sale and Leaseback Transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Notes” has the meaning specified in Section 2.01.

“Original Indenture” has the meaning specified in the preamble.

“Par Call Date” has the meaning specified in Section 2.06(a).

“Payment Default” has the meaning specified in Section 2.14(b)(ii)(1).

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Primary Bond Dealer” has the meaning assigned to such term in the definition of Reference Bond Dealer.

 “Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property owned or leased by the Guarantor or any Restricted Subsidiary, whether owned on the date hereof or thereafter, that has a gross book value in excess of 1% of the Guarantor’s Consolidated Net Tangible Assets.  Any plant, warehouse, office building or parcel of real property, or portion thereof, which the Board of Directors of the Guarantor determines by resolution is not of material importance to the business conducted by the Guarantor and its Restricted Subsidiaries taken as a whole will not be Principal Property.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Guarantor may appoint another “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that the Guarantor shall give written notice of such appointment to the Trustee.

“Reference Bond Dealer” means each of BNP Paribas, Goldman Sachs & Co. LLC and HSBC Continental Europe, and their respective successors, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”), the Guarantor shall designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for such purpose that such Notes matured on the applicable Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement whereby the Guarantor or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Securities Act” means the Securities Act of 1933, as amended.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Special Purpose Subsidiary” means a Subsidiary that is engaged solely in the business of acquiring, selling, collecting, financing or refinancing receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto.

“Subsidiary” means any entity of which the Guarantor, or the Guarantor and one or more of its Subsidiaries, or any one or more of its Subsidiaries, directly or indirectly own more than 50% of the outstanding voting stock.

“Supplemental Indenture” has the meaning specified in the preamble.

“Taxing Jurisdiction” means the Netherlands, the United States or any other jurisdiction in which the Company or the Guarantor or, in each case, the Company’s successor or any successor of the Guarantor (including a continuing Person formed by a consolidation with the Company or the Guarantor, into which the Company are, or the Guarantor is, merged, or that acquires or leases all or substantially all of the Company’s or the Guarantor’s property and assets) may be organized or resident for tax purposes, as applicable, or any political subdivision thereof or therein having the power to tax.

 “Trigger Period” has the meaning assigned to such term in the definition of Change of Control Triggering Event.

“Trustee” has the meaning specified in the preamble.

“Unrestricted Subsidiary” means any Subsidiary of the Guarantor:

(1)          the principal business of which consists of finance, banking, credit, leasing, insurance, financial services or other similar operations;

(2)          which is a Special Purpose Subsidiary;

(3)          substantially all the assets of which consist of the Capital Stock of a Subsidiary or Subsidiaries engaged in the operations referred to in the preceding clauses (1) or (2); or

(4)          designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Guarantor and which, in the opinion of the Board of Directors of the Guarantor, is not of material importance to the business conducted by the Guarantor and its Restricted Subsidiaries taken as a whole.

“Voting Stock” solely as used in the definition of the term “Change of Control,” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 2
Establishment of Securities

The following provisions of this Article 2 are made pursuant to Section 2.2 of the Original Indenture in order to establish and set forth the terms of the series of Securities described in Section 2.01.

Section 2.01.          Title of Securities.

There is hereby established a series of Securities designated the “1.250% Senior Notes due 2027” (the “Notes”).

Section 2.02.          Aggregate Principal Amount of Notes; Form of Securities.

(a)          There are initially to be authenticated and delivered €500,000,000 principal amount of the Notes.  Such principal amount of the Notes may be increased from time to time pursuant to Section 2.2 of the Original Indenture.

All Notes of this series need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Notes of such series.  Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the Notes initially issued, other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue.  Any such additional Notes, together with the Notes initially issued, will constitute a single series of Securities under the Indenture; provided, however, that if such additional Notes are not fungible for U.S. federal income tax purposes with the originally issued Notes, such additional Notes shall be issued under a separate securities identification number.

Nothing contained in this Section 2.02 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or the Guarantor or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.7, 2.8, 2.11 and 9.5 of the Original Indenture.

(b)          The Notes shall be issued in registered form without coupons. The Notes shall be in substantially the form of Exhibit A hereto.  The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto.  Each Note shall be dated the date of authentication thereof.  The entire initially issued principal amount of the Notes shall initially be evidenced by one or more Global Securities deposited with Euroclear, Clearstream or a Common Safekeeper.

(c)          Notes evidenced by a Global Security shall be issuable in definitive, certificated form only if:

(i)          either Euroclear or Clearstream is closed for business for a continuous period of at least 14 days or more (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact cease business and no alternative clearing system satisfactory to the Trustee is available;

(ii)          there has occurred and is continuing an Event of Default; or

(iii)          the Company would suffer a disadvantage as a result of a change in laws or regulations (taxation or otherwise) or as a result of a change in the practice of Euroclear and/or Clearstream which would not be suffered were the Notes evidenced in definitive form and a certificate to such effect signed by an authorized signatory of the Company is delivered to the Trustee.

Upon the occurrence of an event set forth in clause (i) or (ii), the holder of a Global Security (acting on behalf of one or more of the accountholders) or the Trustee may give notice to the Company and upon the occurrence of an event set forth in clause (iii), the Company may give notice to the Trustee and the holders of Notes, of the Company’s intention to exchange a Global Security for Notes evidenced in definitive, certificated form.  Definitive Notes delivered in exchange for a Global Security or beneficial interests in a Global Security will be registered in the names, and issued in any approved denominations, requested by or on behalf of the holder of such Global Security. Neither the Company nor the Trustee shall be liable for any delay by the holder of a Global Security identifying the holders of beneficial interests in such Global Security, and each such person may conclusively rely on, and shall be protected in relying on, instructions from Euroclear or Clearstream for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the definitive Notes to be issued).

Section 2.03.          Payment of Principal and Interest on the Notes.

The Notes shall mature on December 3, 2027. If December 3, 2027 is not a Business Day, the related payment of interest and principal due on such maturity date shall be made on the next succeeding Business Day,  as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after December 3, 2027. The Notes shall bear interest at the rate of 1.250% per annum. Interest on the Notes shall be payable annually, in cash, in arrears on December 3 of each year, commencing on December 3, 2021, to the Holders thereof at the close of business on the Business Day (solely for this purpose a day on which Euroclear and Clearstream are open for business) immediately preceding the Interest Payment Date, provided that, at any time at which the Notes are not evidenced in the form of a Global Security, such interest shall be payable to the Holders of Notes 15 calendar days prior to the relevant Interest Payment Date (whether or not a Business Day). Interest on the Notes will accrue from and including the most recent date to which interest has been paid or provided for or, if no interest has been paid or provided for, from and including the Issue Date.  Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Notes (or   June 3, 2021 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date (ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association). If any Interest Payment Date (as defined in the form of Note attached hereto as Exhibit A) on the Notes is not a Business Day, the payment of interest will be made on the next succeeding Business Day and no additional interest will accrue on the amount so payable for the period from and after such Interest Payment Date to the next succeeding Business Day.

Section 2.04.          Denominations.

The Notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.05.          Authentication.

The Trustee or Authentication Agent shall authenticate and deliver Notes (effectuated by the Common Safekeeper) in accordance with Section 2.3 of the Original Indenture.

Section 2.06.          Optional Redemption.

(a)          Prior to October 3, 2027 (the “Par Call Date”), the Company may, at its option, redeem some or all of the Notes, at any time or from time to time, at a redemption price equal to the greater of:

(1)          100% of the principal amount of the Notes being redeemed; and

(2)          the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes to be redeemed assuming such Notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 30.0 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but not including, the redemption date.

On and after the Par Call Date, the Company may, at its option, redeem some or all of the Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but not including, the redemption date.

(b)          If the Company redeems less than all of the Notes, the ICSDs shall credit their respective participants’ accounts on a pro rata basis or in accordance with the ICDSs’ applicable procedures at the time of such redemption or on such other basis as the ICSDs deem fair and appropriate, unless otherwise required by applicable law or stock exchange requirement.

Unless the Company defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

(c)          Installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant record date.

(d)          At least 15 days, but not more than 60 days, prior to the date fixed for redemption, the Company shall deliver, in accordance with Section 3.3 and Section 10.2 of the Original Indenture, a written notice of redemption to each Holder whose Notes are to be redeemed, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the Indenture pursuant to Article VIII of the Original Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(a)          the redemption date;

(b)          the redemption price;

(c)          if any Global Security is being redeemed in part, the portion of the principal amount of such Global Security to be redeemed and that, after the redemption date upon surrender of such Global Security, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(d)          if any Certificated Security is being redeemed in part, the portion of the principal amount of such Certificated Security to be redeemed, and that, after the redemption date, upon surrender of such Certificated Security, a new Certificated Security or Securities in principal amount equal to the unredeemed portion shall be issued in the name of the Holder thereof upon cancellation of the original Certificated Security;

(e)          the name and address of the Paying Agent;

(f)          that the Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g)          that interest on the Notes called for redemption ceases to accrue on and after the redemption date;

(h)          the ISIN or Common Code numbers, if any, printed on the Notes being redeemed;

(i)          the paragraph of the Notes and/or Section of the Indenture or any supplemental indenture pursuant to which the Notes called for redemption are being redeemed; and

(j)          that no representation is made as to the correctness or accuracy of the ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request and upon its provision of such notice information no less than three Business Days prior to the requested delivery date, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.

Section 2.07.          Offer to Repurchase Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes as set forth in Section 2.06(a) or 3.01, each Holder of the Notes shall have the right to require the Company to purchase all or a portion (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes as set forth in this Section 2.07 (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to the Change of Control Payment Date (as defined below) will be payable on the applicable Interest Payment Date to the registered Holders as of the close of business on the relevant record date.

Within 30 days following the date upon which a Change of Control Triggering Event with respect to the Notes occurs or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to deliver a written notice to each Holder of Notes at its registered address, with a copy to the Trustee, which written notice will govern the terms of the Change of Control Offer.  Such written notice will state, among other things, the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such written notice is delivered, other than as may be required by law (the “Change of Control Payment Date”).  The written notice, if delivered prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.  Holders of Notes electing to have such Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the written notice, or transfer the Holder’s Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply in all material respects with the requirements, to the extent applicable, of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any such securities laws or regulations conflict with this Section 2.07, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Section 2.08.          Currency for Payments; Unavailability of Euro.

All payments of interest, principal and premium, if any, including payments made upon any redemption or repurchase of the Notes, shall be payable in Euro. If, on or after May 27, 2021, the Euro is unavailable to the Company or, in the case of the Guarantee, the Guarantor due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or if the Euro is no longer being used by the then-member states of the European Economic and Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes shall be made in Dollars until the Euro is again available to the Company or, in the case of the Guarantee, the Guarantor, or so used. In such circumstances, the amount payable on any date in Euro shall be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in Dollars shall not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent for the Notes shall have any responsibility for any calculation or conversion in connection with the foregoing.

Section 2.09.          Sinking Fund.

The Notes shall not have the benefit of a sinking fund.

Section 2.10.          Paying Agent.

Elavon Financial Services DAC shall initially serve as Paying Agent with respect to the Notes, with the place of payment for all Notes initially being designated as the office of the Paying agent located at Building 8, Cherrywood Business Park, Loughlinstown, Dublin 18, Ireland, D18 V319.

Section 2.11.          Limitation on Liens.

(a)          The Guarantor shall not, and shall not permit any Restricted Subsidiary to, incur, suffer to exist or guarantee any Debt secured by a Lien on any Principal Property or on any shares of stock of (or other interests in) any Restricted Subsidiary (in each case, whether owned on the date of this Supplemental Indenture or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, for so long as such secured Debt will be so secured.

(b)          The restriction set forth in paragraph (a) above shall not apply to Debt secured by:

(i)          Liens existing prior to the Issue Date;

(ii)          Liens on property of, shares of stock of (or other interests in) or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary;

(iii)          any Liens on property of, shares of stock of (or other interests in) or Debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (c) to secure any Debt incurred prior to, at the time of, or within 270 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 270 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

(iv)          Liens in favor of the Guarantor or any Restricted Subsidiary;

(v)          Liens in favor of, or required by contracts with, governmental entities; and

(vi)          any extension, renewal or replacement of any Lien referred to in any of the preceding clauses, provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement.

(c)          Notwithstanding the restrictions set forth in paragraph (a) above, the Guarantor or any Restricted Subsidiary may incur, suffer to exist or guarantee any Debt secured by a Lien on any Principal Property or on any shares of stock of (or other interests in) any Restricted Subsidiary if, after giving effect thereto and together with the value of Attributable Debt outstanding pursuant to Section 2.12(c), the aggregate amount of such Debt outstanding does not exceed the greater of 15% of the Guarantor’s Consolidated Net Tangible Assets and $200.0 million.

For purposes of this Section 2.11, an “acquisition” of property (including real, personal or intangible property or shares of Capital Stock or Debt) shall include any transaction or series of transactions by which the Guarantor or a Restricted Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

This Section 2.11 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

Section 2.12.          Limitation on Sale and Leaseback Transactions.

(a)          The Guarantor and its Restricted Subsidiaries shall not enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(i)          the Guarantor or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to Section 2.11; or

(ii)          the proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of the Guarantor) and the Guarantor applies an amount equal to the Net Proceeds of such Sale and Leaseback Transaction within 180 days of such Sale and Leaseback Transaction to any (or a combination) of:

(A)          the prepayment or retirement of the Notes,

(B)          the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Debt of the Guarantor or of a Restricted Subsidiary (other than Debt that is subordinated to the Notes or Debt owed to the Guarantor or a Restricted Subsidiary) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation, or

(C)          the purchase, construction, development, expansion or improvement of other comparable property.

(b)          The restriction set forth in paragraph (a) above shall not apply to any Sale and Leaseback Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.12 or in Section 2.11(c), with respect to any such transaction:

(i)          solely between the Guarantor and a Restricted Subsidiary or solely between Restricted Subsidiaries; or

(ii)          in which the applicable lease is for a term, including renewal rights, of not more than three years.

(c)          Notwithstanding the restrictions set forth in paragraph (a) above, the Guarantor will be permitted to enter into Sale and Leaseback Transactions otherwise prohibited by this Section 2.12, the Attributable Debt with respect to which, together with all Debt outstanding pursuant to Section 2.11(c), without duplication, do not exceed the greater of 15% of the Guarantor’s Consolidated Net Tangible Assets measured at the closing date of the Sale and Leaseback Transaction and $200.0 million.

This Section 2.12 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

Section 2.13.          Satisfaction and Discharge; Defeasance.

All of the provisions of Article VIII of the Original Indenture, shall be applicable to the Notes. The provisions of Section 8.4 of the Original Indenture shall apply to the covenants set forth in Section 2.07, Section 2.11 and Section 2.12 of this Supplemental Indenture and to those covenants specified in Section 8.4 of the Original Indenture and to the events of default in Section 2.14(a)(i), Section 2.14(a)(ii), and Section 2.14(a)(iii) of this Supplemental Indenture and Section 6.1(g) of the Original Indenture. In addition, upon any covenant defeasance pursuant to Section 8.4 of the Original Indenture, the Guarantor’s Guarantee shall be released.

Section 2.14.          Events of Default.

(a)          The term “Event of Default” as used in this Indenture with respect to the Notes shall include the following described event in addition to those set forth in Section 6.1 of the Original Indenture:

(i)          failure to make the required payment in connection with a Change of Control Triggering Event when due and payable in accordance with Section 2.07;

(ii)          default under any of our, the Company’s or the Guarantor’s or its Restricted Subsidiaries’ Debt, whether such Debt currently exists or is incurred after the Issue Date, if that default:

(1)          is caused by a failure to pay principal on such Debt at its stated final maturity (after giving effect to any applicable grace periods provided in such Debt) (a “Payment Default”); or

(2)          results in the acceleration of such Debt prior to its express maturity (an “Acceleration Event”),

and (i) in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or an Acceleration Event, aggregates €100 million or more and (ii) in the case of a Payment Default, such Debt is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after written notice has been given by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(iii)          the Guarantor’s Guarantee of the Notes is held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, ceases for any reason to be in full force and effect, or the Guarantor denies or disaffirms its obligations under its Guarantee with respect to the Notes.

Section 2.15.          Amendment to Section 4.2 of the Original Indenture

For purposes of the Notes, the first sentence of Section 4.2 of the Original Indenture is amended to read: “Whether or not required by the rules and regulations of the SEC, so long as the Notes are outstanding, the Company will deliver to the Trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Guarantor would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, if it were subject to such sections.”

Section 2.16.          Amendment to Section 9.1 of the Original Indenture

For purposes of the Notes, Section 9.1 of the Original Indenture is amended in its entirety, as follows:

“The Company, the Guarantor and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder:

(a)          to cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officer’s Certificate;

(b)          to provide for the assumption of the Company’s or any of the Guarantor’s obligations under the Indenture by a successor or transferee upon any permitted merger, consolidation or asset transfer;

(c)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)          to reflect the release of the Guarantor’s guarantee in accordance with the terms of the Indenture;

(e)          to provide any security for or other guarantees of the Notes or the Guarantee of the Guarantor or for the addition of an additional obligor on the Notes;

(f)          to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA, if applicable;

(g)          to add covenants that would benefit the Holders of Notes or to surrender any rights the Company or the Guarantor have under the Indenture;

(h)          to change or eliminate any of the provisions of the Original Indenture, provided that any such change or elimination is not effective with respect to the Notes (unless such change or elimination is otherwise permitted by this Indenture with respect to the Notes);

(i)          to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities to be issued under the Original Indenture;

(j)          to facilitate the defeasance and discharge of the Notes otherwise in accordance with the existing terms of the Indenture; provided that any such amendment or supplement does not adversely affect the rights of any holder of outstanding Notes in any material respect;

(k)          to issue additional Notes, provided that such additional Notes have the same terms as the Notes issued on the Issue Date (except for the issue date, the public offering price and, in some cases, the first interest payment date) and together with the Notes issued on the Issue Date, would constitute a single class of debt Securities under the Indenture; and provided further that if the additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, the additional Notes will have a separate securities identification number;

(l)          to evidence and provide for the acceptance of and appointment of a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Notes as necessary to provide for or facilitate the administration of the trust by more than one Trustee;

(m)          to add additional events of default with respect to the Notes;

(n)          to make any change with respect to the Notes that does not adversely affect the rights of the Holders of the Notes in any material respect; and

(o)          to evidence the release of the Guarantor and its obligations pursuant to the Indenture.”

Section 2.17.          Amendment to Section 9.1 of the Original Indenture

For purposes of the Notes, the phrase, “10:00 a.m. New York City time (or such other time as may be specified pursuant to Section 2.2 with respect to any Security denominated in a Foreign Currency)” in Section 2.5 of the Original Indenture is hereby replaced by, “10:00 a.m., Dublin time”.

ARTICLE 3
Additional Amounts; Certain Tax Provisions

Section 3.01.          Redemption Upon Changes in Withholding Taxes.

(a)          The Notes may be redeemed, as a whole but not in part, at the option of the Company, upon not less than 15 nor more than 60 days’ notice delivered in accordance with Section 3.3 of the Original Indenture, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date and Additional Amounts (as defined in Section 3.02), if any, if as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of a Taxing Jurisdiction, or any change in, or amendment to, the application of or an official position or judicial precedent regarding interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after May 27, 2021, the Company or the Guarantor become or, based upon a written opinion of independent counsel selected by the Company or the Guarantor, as the case may be, there is a substantial probability that the Company or the Guarantor will become, obligated to pay Additional Amounts with respect to the Notes.

(b)          Prior to any notice of redemption pursuant to Section 3.01(a), the Company or the Guarantor shall deliver to the Trustee either (i) an Officer’s Certificate of the Company or the Guarantor, as the case may be, certifying that the Company or the Guarantor, as applicable, has become obligated to pay Additional Amounts with respect to the Notes, or (ii) a written opinion of independent counsel to the Company or the Guarantor, as the case may be, stating that there is a substantial probability that the Company or the Guarantor will become obligated to pay Additional Amounts with respect to the Notes.

Section 3.02.          Additional Amounts.

(a)          The Company and, in the event that payments are required to be made by the Guarantor pursuant to its obligations under the Guarantee, the Guarantor, shall, subject to the exceptions and limitations set forth in this Section 3.02, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company, the Guarantor or a paying agent of the principal of, and premium, if any, and interest on the Notes to a Holder, after withholding or deduction for any future tax, assessment or other governmental charge imposed by any Taxing Jurisdiction, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)          to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(A)          being or having been engaged in a trade or business in the Taxing Jurisdiction or having or having had a permanent establishment in the Taxing Jurisdiction;

(B)          having a current or former connection with the Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the Taxing Jurisdiction;

(C)          being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(D)          being or having been a “10-percent shareholder” of the Company or the Guarantor as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(E)          being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)          to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)          to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)          to any tax, assessment or other governmental charge that is payable otherwise than by withholding by the Company or a paying agent from the payment;

(5)          to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)          to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)          to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(8)          to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)          to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(10)          to any tax, assessment or other governmental charge withheld or deducted pursuant to the Dutch Withholding Tax Act (Wet bronbelasting 2021); or

(11)          to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of this Section 3.02(a).

(b)          The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided in this Section 3.02, neither the Company nor the Guarantor shall be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

ARTICLE 4
Miscellaneous Provisions

Section 4.01.          Recitals by Company.

The recitals in this Supplemental Indenture are made by the Company and the Guarantor only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full. Without limiting the foregoing, the Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance by the Company, the Guarantor or any Restricted Subsidiaries with any of the covenants, conditions or agreements of this Supplemental Indenture except as expressly set forth herein, or to verify any determination or calculation made by an Independent Investment Banker hereunder.

Section 4.02.          Application to Notes Only.

Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Original Indenture shall apply only to the Notes established hereby and not to any future series of Securities established under the Original Indenture.

Section 4.03.          Benefits.

Nothing contained in this Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company, the Guarantor and the Trustee any right or interest to avail itself of any benefit under any provision of the Original Indenture, the Notes or this Supplemental Indenture.

Section 4.04.          Effective Date.

This Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 4.05.          Ratification

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

Section 4.06.          Separability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07.          Counterparts; Electronic Signatures.

This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 4.08.          GOVERNING LAW

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

Section 4.09.          Service of Process.

The Company hereby appoints Westinghouse Air Brake Technologies Corporation, 30 Isabella Street, Pittsburgh, Pennsylvania 15212, Attention: General Counsel (the “Agent for Service”), and the Guarantor hereby accepts such appointment, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, State of New York, United States of America.  The Company agrees that service of process upon the Agent for Service shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding.  The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent for Service in full force and effect so long as any of the Notes shall be outstanding.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

Wabtec Transportation Netherlands B.V.

By:	/s/ Richard James Frischolz
	Name:	Richard James Frischolz
	Title:	Director (Co-Principal Executive Officer, Co-Financial Officer, Co-Principal Accounting Officer)

[Company Signature Page to First Supplemental Indenture]

Westinghouse Air Brake Technologies Corporation, as Guarantor

By:	/s/ Patrick D. Dugan
	Name:	Patrick D. Dugan
	Title:	Executive Vice President and Chief Financial Officer

[Guarantor Signature Page to First Supplemental Indenture]

U.S. Bank National Association, as Trustee

By:	/s/ Robert P. Pavlovic
	Name:	Robert P. Pavlovic
	Title:	Vice President

[Trustee Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF

1.250% SENIOR NOTE DUE 2027

FORM OF GLOBAL SECURITY FOR THE 1.25% SENIOR NOTES DUE 2027

THIS GLOBAL SECURITY IS HELD BY THE COMMON SAFEKEEPER (AS DEFINED IN THE INDENTURE GOVERNING THIS GLOBAL SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.14 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR COMMON SAFEKEEPER WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON SAFEKEEPER TO A NOMINEE OF THE COMMON SAFEKEEPER OR BY A NOMINEE OF THE COMMON SAFEKEEPER TO THE COMMON SAFEKEEPER OR TO ANOTHER NOMINEE OF THE COMMON SAFEKEEPER OR BY THE COMMON SAFEKEEPER OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON SAFEKEEPER OR A NOMINEE OF SUCH SUCCESSOR COMMON SAFEKEEPER. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

WABTEC TRANSPORTATION NETHERLANDS B.V.

€500,000,000 1.250% Senior Notes due 2027

No. 1	ISIN: XS2345035963

€500,000,000

This certifies that the person whose name is entered in the register maintained by the Registrar in relation to the Notes (the “Register”) is the duly registered holder (the “Holder”) of Notes in the aggregate principal amount of €500,000,000 or such other amount as is shown on Register as being represented by this Global Note and is duly endorsed (for information purposes only) in the fourth column of the Schedule of Increases and Decreases in Global Security attached to this Global Note.

WABTEC TRANSPORTATION NETHERLANDS B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (the “Company”, which term includes any successor person under the Indenture hereinafter referred to), for value received, hereby promises to pay the Holder(s) the aggregate principal sum of €500,000,000 on December 3, 2027, and to pay interest thereon from June 3, 2021 or from the most recent interest payment date to which interest has been paid or duly provided for, annually on December 3 in each year (each an “Interest Payment Date”), commencing December 3, 2021, at the rate of 1.250% per annum, until the principal hereof is paid or made available for payment. Interest on this Security shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Securities (or June 3, 2021 if no interest has been paid on the Securities), to but excluding the next scheduled Interest Payment Date (ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Security (or one or more predecessor securities) is registered at the close of business on the record date for such interest, which shall be the Business Day (for this purpose a day on which Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) are open for business) immediately preceding each Interest Payment Date.

If an Interest Payment Date for the Securities falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such record date and may either be paid to the person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this Series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If December 3, 2027 is not a Business Day, the related payment of interest and principal due on such maturity date shall be made on the next succeeding Business Day, as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after December 3, 2027.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture referred to on the reverse hereof in immediately available funds; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security register.

This Security is fully and unconditionally guaranteed by Westinghouse Air Brake Technologies Corporation, a corporation duly organized and existing under the laws of the State of Delaware, as provided in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with and governed by the laws of said state.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature and effectuated for or on behalf of the entity appointed as the Common Safekeeper by Euroclear and Clearstream (together, the “ICSDs”), this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 3, 2021	WABTEC TRANSPORTATION NETHERLANDS B.V.

By:
		Name:	Richard James Frischolz
		Title:	Director (Co-Principal Executive Officer, Co-Financial Officer, Co-Principal Accounting Officer)

[Global Note Signature Page]

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association, As Trustee

By:
Authorized Signatory

[Trustee’s Signature Page to Global Note]

Effectuate for and on behalf of Clearstream Banking S.A. as Common Safekeeper, without recourse, warranty or liability:

Clearstream Banking S.A., As Common Safekeeper

Authorized Signatory

[Common Safekeeper’s Signature Page to Global Note]

Form of Reverse of Security

WABTEC TRANSPORTATION NETHERLANDS B.V.

€500,000,000 1.250% Senior Notes due 2027

This Global Security is one of a duly authorized issue of securities of the Company, designated as its 1.250% Senior Notes due 2027 (herein called the “Securities”), issued and to be issued in one or more Series under an Indenture, dated as of June 3, 2021 among Wabtec Transportation Netherlands B.V., a private limited liability company (besloten vennootschap) organized under the laws of the Netherlands (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture) and Westinghouse Air Brake Technologies Corporation, Delaware corporation (the “Guarantor”) (the “Original Indenture”), as amended and supplemented by the first supplemental indenture, dated as of June 3, 2021, among the Company, the Guarantor and the Trustee (the “Supplemental Indenture”, together with the Original Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used in this Security and not defined herein have the meaning ascribed thereto in the Indenture.

Elavon Financial Services DAC has been appointed by the Company as the Registrar and the Paying Agent with regard to the Securities.

In case an Event of Default shall have occurred and be continuing, the principal of and accrued interest on all Securities may be declared, and upon said declaration, shall become due and payable, in the manner, with the effect and subject to the conditions provided for in the Indenture.

All payments of interest, principal and premium, if any, including payments made upon any redemption or repurchase of the Securities, shall be payable in Euro. If, on or after May 27, 2021, the Euro is unavailable to the Company, or in the case of the Guarantee, the Guarantor, due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control, or if the Euro is no longer being used by the then-member states of the European Economic and Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities shall be made in U.S. dollars until the Euro is again available to the Company, or in the case of the Guarantee, the Guarantor, or so used. In such circumstances, the amount payable on any date in Euro shall be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date.

The Company and, in the event that payments are required to be made by the Guarantor pursuant to its obligations under the Guarantee, the Guarantor, shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company, the Guarantor or a Paying Agent of the principal of, and premium, if any, and interest on the Securities to a Holder, after withholding or deduction for any future tax, assessment or other governmental charge imposed by any Taxing Jurisdiction, will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)          to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such Security), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the Taxing Jurisdiction or having or having had a permanent establishment in the Taxing Jurisdiction;

b.
having a current or former connection with the Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Securities or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the Taxing Jurisdiction;

c.
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

d.
being or having been a “10-percent shareholder” of the Company or the Guarantor as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

e.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)          to any Holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)          to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)          to any tax, assessment or other governmental charge that is payable otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)          to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)          to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)          to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Security, if such payment can be made without such withholding by at least one other Paying Agent;

(8)          to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)          to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the Securities in the ordinary course of its lending business or (ii) that is neither (A) buying the Securities for investment purposes only nor (B) buying the Securities for resale to a third-party that either is not a bank or holding the Securities for investment purposes only;

(10)         to any tax, assessment or other governmental charge withheld or deducted pursuant to the Dutch Withholding Tax Act (Wet bronbelasting 2021); or

(11)         to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) above.

The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities. Except as specifically provided above, neither the Company nor the Guarantor shall be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The Securities of this Series are subject to redemption, as provided herein and as provided for in the Indenture:

Prior to October 3, 2027 (the “Par Call Date”), the Company may, at its option, redeem some or all of the Securities, at any time or from time to time, at a redemption price equal to the greater of:

(1)          100% of the principal amount of the Securities being redeemed; and

(2)          the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Securities to be redeemed assuming such Securities matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 30.0 basis points, plus, in each case, accrued and unpaid interest on the Securities being redeemed to, but not including, the redemption date.

On and after the Par Call Date, the Company may, at its option, redeem some or all of the Securities, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest on the Securities being redeemed to, but not including, the redemption date.

Installments of interest on Securities that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant record date in accordance with the terms of the Indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Securities to be redeemed (assuming, for this purpose, that the Securities matured on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Guarantor appoints as the Independent Investment Banker from time to time or, if such Reference Bond Dealers are unwilling or unable to serve as the Independent Investment Banker, any independent investment banking institution of international standing selected by the Guarantor.

“Reference Bond Dealer” means each of BNP Paribas, Goldman Sachs & Co. LLC and HSBC Continental Europe, and their respective successors, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”), the Guarantor shall designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

“Remaining Scheduled Payments” means, with respect to the Securities to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for such purpose that such Securities matured on the applicable Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Securities, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

The Securities may also be redeemed, as a whole but not in part, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date and Additional Amounts, if any, if as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of a Taxing Jurisdiction, or any change in, or amendment to, the application of or an official position or judicial precedent regarding interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after May 27, 2021, the Company or the Guarantor become or, based upon a written opinion of independent counsel selected by the Company or the Guarantor, as the case may be, there is a substantial probability that the Company or the Guarantor will become, obligated to pay Additional Amounts with respect to the Securities

In connection with any redemption, the Company shall deliver, a written notice of redemption in accordance with the terms set forth in the Indenture.

If fewer than all of the Securities are to be redeemed, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis by use of a pool factor, in accordance with the respective applicable procedures therefor of Euroclear and Clearstream; provided, however, that no Security of €100,000 in aggregate principal amount or less shall be redeemed in part and only Securities in integral multiples of €1,000 will be redeemed. Neither the Trustee nor any Paying Agent will be liable to any person for any selections made in accordance with this paragraph.

The Securities will not be entitled to the benefit of any mandatory redemption or sinking fund.

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities, unless the Company has exercised its right to redeem the Securities as set forth in the Indenture, each Holder of the Securities shall have the right to require the Company to purchase all or a portion (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Securities as set forth in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase, in accordance with the terms, and subject to the conditions, set forth in the Indenture.

For so long as any Securities are represented by a Global Security, the Company shall procure that the details of such redemption or purchase and cancellation (as the case may be) be entered pro rata in the records of the relevant ICSDs and, upon any such entry being made, the nominal amount of the Securities recorded in the records of the relevant ICSDs and represented by this Global Security shall be reduced by the aggregate nominal amount of the Securities so redeemed or purchased and cancelled or by the aggregate amount of such installment so paid.

The Indenture contains provisions that permit the Company to elect either (1) to defease and be discharged from the entire indebtedness of this Security or (2) to be released from its obligations under certain restrictive covenants and Events of Default with respect to this Security, in each case upon payment in full of the Securities and compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this Series shall occur and be continuing, the principal of the Securities of this Series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities of each Series to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of each Series to be affected, with certain exceptions as therein provided with respect to certain modifications or amendments which may not be made without the consent of each Holder of such Security affected thereby. The Indenture also permits certain amendments and modifications thereto from time to time by the Company, the Guarantor and the Trustee without the consent of the Holders of any Series of the Securities to be affected thereby for certain specified purposes set forth in the Indenture, including, without limitation, curing ambiguities, defects or inconsistencies and making any such change that does not adversely affect the legal rights of any Holder of such Series of the Securities, as provided therein.

The Indenture contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each Series at the time outstanding, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such Series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and Interest on this Security at the times, place and rate, and in the coin or Currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the security register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this Series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this Series are issuable only in registered form without coupons in a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this Series are exchangeable for a like aggregate principal amount of Securities of this Series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Company, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of (and premium, if any) or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company, the Guarantor or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature
Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

Signature

Signature Guarantee:

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee

NOTATION OF GUARANTEE

For value received, Westinghouse Air Brake Technologies Corporation, a Delaware Corporation, hereby absolutely, unconditionally and irrevocably guarantees to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the Holders, all in accordance with and subject to the terms and limitations of such Security and the Indenture. This Guarantee will not become effective until the Trustee or the authenticating agent duly executes the certificate of authentication on this Security effectuated by an authorized officer of the Common Safekeeper. Capitalized terms used but not defined herein have the meanings given to them in the Security. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:
Name:	Patrick D. Dugan
Title:	Executive Vice President and Chief Financial Officer

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